Exhibit 99.1

One Horizon Launches Voice and Messaging Subscriptions with Auto Refill to Drive Consumer App Revenues

LIMERICK, IRELAND--(Marketwired – July 27, 2016) - One Horizon Group, Inc. (NASDAQ: OHGI), a leading carrier-grade VoIP solution for mobile providers and smartphones, today announced that it has released new software that allows app users to purchase packages of minutes and messages for a period and automatically renew their package subscription when it expires. This smartphone app feature is being offered first through Smart Communications, the Philippines leading wireless service provider with an estimated 55 million prepaid subscribers.

All mobile operators offer call plans to their subscribers to encourage a prepayment for call minutes typically at a lower cost per minute when purchased in bulk within a package subscription. One Horizon’s patented white-label app now offers this feature to subscribers in the same way as mobile operators do for traditional cellular service minutes.

By using the One Horizon Group ultra-low data-consumption VoIP service, carriers receive 15 minutes of VoIP for just 1 MB.  Inter-operator data typically costs less than $0.10 per MB and using this data for voice significantly reduces the cost-per-minute for the carrier. Now carriers will have the ability to generate additional voice revenues from VoIP as One Horizon’s innovation drives down call costs. Carriers can now begin to compete with OTT VoIP apps like Skype and generate much higher revenues that otherwise were lost to the alternative competition.

Brian Collins, CEO of One Horizon Group, stated, "We continue to focus on driving innovation through our R&D capabilities to expand our commercial offerings to operators around the world, thereby increasing our attractiveness as a software supplier. Auto-renewing packages of minutes is a well-known revenue opportunity for operators that increases average revenue per user (“ARPU”) and delivers value to their subscribers. By having such services inside the app, the operator can now grow ARPU by offering more attractive VoIP services to end users.”

Collins continued, “Our revenue model is simple; we charge for user licenses sold in blocks of 50,000 licenses at a time. Once consumed, the operator purchases another 50,000 licenses. As our operators offer more and more attractive retail propositions on the back of our technological advances then this in turn drives app uptake and license revenue for One Horizon; a win-win-win for subscribers, operators and One Horizon."

About Smart Communications, Inc.

Smart Communications, Inc. (Smart) is the Philippines' leading wireless services provider. Smart has built a reputation for innovation, having introduced world-first wireless offerings such as Smart Money, Smart Load, Smart Padala, and the Netphone. Smart offers 3G, HSPA+, and LTE services, while its satellite service Smart Link provides communications to the global maritime industry. Smart Broadband, Inc., a wholly-owned subsidiary, offers a wireless broadband service, Smart Broadband, with 2.6 million subscribers.

Smart is a wholly owned subsidiary of the Philippines' leading telecommunications carrier, the Philippine Long Distance Telephone Company. For more information, visit http://www.smart.com.ph.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 37 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Investor Contact:
Capital Markets Group, LLC
PH: (914) 669-0222

info@CapMarketsGroup.com
www.capmarketsgroup.com